Press Release

Spirit Realty Capital, Inc.
Announces Fourth Quarter and Full Year 2016
Financial and Operating Results
- Net income per share of $0.00 for Fourth Quarter 2016 and $0.21 for Full Year 2016 -
- AFFO per share of $0.21 for Fourth Quarter 2016 and $0.88 for Full Year 2016 -
- Acquired 42 Properties for $248 million and Disposed of 131 Properties for $272 million during Q4 2016 -

Dallas, TX—February 22, 2017 —Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has released its financial and operating results for the three and twelve months ended December 31, 2016.
“2016 was a transformative year for Spirit as we continue to position the Company as a market leader in the net-lease REIT sector. We grew AFFO by 9% to $413 million, while continuing to improve our portfolio, capital structure and team. Our top ten tenants are the strongest they have ever been with more diversification and less cyclical exposure. We completed well-received equity and debt offerings and received investment grade ratings from Moody's, S&P and Fitch. Finally, we augmented our leadership team with a wide breadth of talent and experience that will meaningfully further Spirit's execution capability." stated Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. “As we look forward to 2017, we remain focused on active portfolio management and prudent external growth as a means of creating long-term shareholder value.”
Fourth Quarter 2016 Highlights
Financial Results

•	Total revenues increased 2.8% to $173.4 million compared to the same period a year ago.

•	Including costs associated with the corporate relocation, net income was $0.00 per diluted share.

•	FFO increased to $0.21 per diluted share, and AFFO was $0.21 per diluted share.
Acquisitions and Dispositions

•
Invested $248.4 million in the acquisition of 42 properties, including revenue producing capital expenditures, earning an initial weighted average cash yield of 7.32%. The acquisitions were comprised of 23 transactions with a weighted average lease term of 13.9 years.

•
Sold 131 properties for $271.6 million in gross proceeds, including 108 properties sold to 84 Properties, LLC, for $205.7 million, with an overall weighted average capitalization rate of 8.33% on 126 income producing properties. Excluding the sale to 84 Properties, LLC, sold 23 properties for $65.9 million, with a weighted average capitalization rate of 7.05% on 18 income producing properties.

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Full Year 2016 Highlights
Financial Results

•	Total revenues grew 2.8% to $686.0 million compared to the prior year.

•	Compared to the full year 2015, net income remained consistent at $0.21 per diluted share, FFO increased to $0.84 per diluted share and AFFO grew to $0.88 per diluted share.
Acquisitions and Dispositions

•
Invested $704.9 million in the acquisition of 269 properties, including revenue producing capital expenditures, earning an initial weighted average cash yield of 7.53%. The acquisitions were comprised of 59 transactions with a weighted average lease term of 15.0 years.

•
Sold 213 properties for $584.9 million in gross proceeds, including 108 properties sold to 84 Properties, LLC for $205.7 million, with an overall weighted average capitalization rate of 7.38% on 187 income producing properties. Excluding the sale to 84 Properties, LLC, sold 105 properties for $379.2 million, with a weighted average capitalization rate of 6.65% on 79 income producing properties.

•	Reduced Shopko concentration to 8.2% at December 31, 2016, from 9.1% at December 31, 2015.
Financial Results
Total revenues for the three months ended December 31, 2016 increased 2.8% to $173.4 million, compared to $168.7 million for the same period in 2015. For the year ended December 31, 2016, total revenues grew 2.8% to $686.0 million, compared to $667.3 million for the year ended December 31, 2015.
Net income attributable to common stockholders for the three months ended December 31, 2016 totaled $1.0 million, or $0.00 per diluted share, compared to net income of $6.3 million, or $0.02 per diluted share for the same period in 2015. Net income attributable to common stockholders for the year ended December 31, 2016 improved to $97.4 million, or $0.21 per diluted share, compared to net income of $93.2 million, or $0.21 per diluted share for the same period in 2015.
FFO for the three months ended December 31, 2016 increased 23.1% to $102.1 million, or $0.21 per diluted share, compared to $82.9 million, or $0.19 per diluted share for the same period in 2015. For the year ended December 31, 2016, FFO was $395.0 million, or $0.84 per diluted share, compared to $354.7 million, or $0.82 per diluted share for the same period in 2015.
AFFO for the three months ended December 31, 2016 was $102.4 million, or $0.21 per diluted share, compared to $98.7 million, or $0.22 per diluted share for the same period in 2015. For the year ended December 31, 2016, AFFO increased 9.2% to $413.0 million, or $0.88 per diluted share, compared to $378.1 million, or $0.87 per diluted share for the same period in 2015.
On December 15, 2016, Spirit's Board of Directors approved a 2.9% increase to Spirit's quarterly cash dividend to $0.18 per common share, which equates to an annualized dividend of $0.72 per common share. The quarterly dividend was paid on January 13, 2017 to shareholders of record as of December 30, 2016.
Definitions for FFO and AFFO, (as well as a reconciliation of these measures to net income attributable to common stockholders), and certain other defined terms can be found in the supplemental financial and operating report posted on Spirit's website along with this release.
Portfolio Highlights
In the fourth quarter, Spirit invested $248.4 million in 42 properties, including revenue producing capital expenditures. These investments are located in 19 states, earn an initial weighted average cash yield of approximately 7.32% and have an average lease term of 13.9 years. Of the $248.4 million invested, 48.3%

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were through direct sale leaseback transactions. The annual lease escalations for the new investments are approximately 1.6%.
In addition, 72.0% of the investments associated with these fourth quarter acquisitions were in the retail sector, 22.2% in the industrial sector, and 5.8% in the office sector. These assets are leased to 19 different tenants in 12 different industries.
For the year ended December 31, 2016, Spirit invested $704.9 million in 269 properties, including revenue producing capital expenditures, at an initial weighted average cash yield of approximately 7.53%. The acquisitions had a weighted average lease term of approximately 15.0 years and annual lease escalations of 1.6%. Of the 59 real estate transactions, 59.2% were generated through direct sale leaseback transactions, 56.4% have master lease structures, and 56.7% represent new tenants.
During the fourth quarter, Spirit continued to reduce the concentration of its largest tenant, Shopko, as a percent of Normalized Rental Revenues. As of December 31, 2016, Spirit had reduced its Shopko concentration to 8.2% of Normalized Rental Revenues, compared to 9.1% of Normalized Revenues as of December 31, 2015.
At December 31, 2016, Spirit's diversified real estate portfolio remained essentially fully occupied at 98.2%. Spirit's portfolio was comprised of 2,541 owned properties, of which 46 were vacant. In the fourth quarter, Spirit renewed 6 of its 10 expiring leases, recapturing 97% of the expiring rent. For the year ended December 31, 2016, Spirit has renewed 36 out of 43 leases that expired or were due to expire, recapturing 100% of the expiring rent with no additional capital expenditures.
Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.2x as of December 31, 2016, compared to 6.2x at September 30, 2016 and 6.9x at December 31, 2015.

•	Extinguished $833.0 million of secured debt that had a weighted average interest rate of 6.01% during 2016.

•	Unencumbered assets totaled $4.8 billion at December 31, 2016, or approximately 58.8% of Spirit's gross real estate investments, an increase of $1.7 billion since December 31, 2015.

•
Increased the borrowing capacity under our unsecured revolving credit facility from $600.0 million to $800.0 million by partially exercising the accordion feature under the terms of the credit agreement.

•	Increased the borrowing capacity of our unsecured term loan from $370.0 million to $420.0 million by partially exercising the accordion feature under the terms of the term loan agreement.

•
Sold $300.0 million aggregate principal amount of senior unsecured notes through a Rule 144A offering with registration rights. The notes accrue interest at a rate of 4.45% per year and mature in 2026.

•
Issued 34.5 million shares of common stock, including the underwriters' option to purchase additional shares, through a follow-on offering, generating net proceeds of $368.9 million at $11.15 per share.

•
Sold 6.3 million shares of common stock under the Company's At-the-Market Program ("ATM Program"), at a weighted average share price of $12.47, generating aggregate net proceeds of $77.7 million. In November, 2016, the Board of Directors approved a new $500.0 million ATM Program and the Company terminated its existing ATM Program. As of February 21, 2017, $500.0 million of common stock remained available for issuance of common stock under the new ATM Program.

•	As of February 22, 2017, Spirit had approximately $14 million in cash and cash equivalents on its balance sheet and $164 million drawn under its $800 million revolving credit facility.

•	As of February 22, 2017, Spirit had additional funds available for acquisitions of approximately $26 million in its 1031 Exchange and Spirit Master Funding Program release accounts.

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Share Repurchase Program
In February 2016, Spirit's Board of Directors authorized a stock repurchase program, under which the Company may repurchase up to $200 million of its outstanding common stock. These purchases can be made in the open market or through private transactions from time to time over the 18 month period following authorization, depending on prevailing market conditions and applicable legal and regulatory requirements. Purchase activity will be dependent on various factors, including the Company's capital position, operating results, funds generated by asset sales, dividends that may be required by those sales, and investment options that may be available, including acquiring new properties or retiring debt. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion. As of February 21, 2017, no purchases have been made.
2017 Guidance
The Company is reiterating its 2017 AFFO guidance range of $0.89 to $0.91 per share.
The Company does not provide a reconciliation for its guidance range of AFFO per diluted share to net income available to common stockholders per diluted share, the most directly comparable forward looking GAAP financial measure, due to the inherent variability in timing and/or amount of various items that could impact net income available to common stockholders per diluted share, including, for example, gains on debt extinguishment, impairments and other items that are outside the control of the Company.
Earnings Webcast and Conference Call
The Company's fourth quarter 2016 earnings conference call is scheduled for Thursday, February 23, 2017 at 11:00am Eastern Time. The web-cast link can be located in the investor relations section of the Company's website at www.spiritrealty.com. The dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the Company's website at www.spiritrealty.com.
Supplemental Package
A supplemental financial and operating information report that contains non-GAAP measures and other information, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com.
About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE:SRC) is a premier net lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential retail real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk adjusted returns and steady dividend growth for our shareholders.
As of December 31, 2016, our diversified portfolio was comprised of 2,615 properties, including properties securing mortgage loans made by the Company. Our properties are leased to 450 tenants across 49 states with an aggregate gross leasable area of approximately 53 million square feet. More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.
Investor Contact:
Pierre Revol - Vice President, Investor Relations
(972) 476-1908
prevol@spiritrealty.com

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Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” "will," “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

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SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Revenues:
Rentals	$164,273	$160,843	$648,363	$634,151
Interest income on loans receivable	927	1,732	5,253	6,948
Earned income from direct financing leases	660	725	2,742	3,024
Tenant reimbursement income	3,632	4,049	14,125	15,952
Other Income and interest from real estate transactions	3,891	1,340	15,491	7,260
Total revenues	173,383	168,689	685,974	667,335
Expenses:
General and administrative	12,004	10,993	52,615	47,730
Restructuring charges	615	6,956	6,341	7,056
Property costs	9,985	7,398	30,839	27,715
Real estate acquisition costs	1,137	617	3,229	2,739
Interest	46,744	54,147	196,586	222,901
Depreciation and amortization	68,049	65,173	262,276	260,633
Impairments	46,879	13,697	88,275	70,695
Total expenses	185,413	158,981	640,161	639,469
(Loss) income from continuing operations before other (expense) income and income tax (expense) benefit	(12,030)	9,708	45,813	27,866
Other (expense) income:
(Loss) gain on debt extinguishment	(93)	(5,651)	233	(3,162)
Total other (expense) income	(93)	(5,651)	233	(3,162)
(Loss) income from continuing operations before income tax (expense) benefit	(12,123)	4,057	46,046	24,704
Income tax (expense) benefit	(33)	106	(965)	(601)
(Loss) income from continuing operations	(12,156)	4,163	45,081	24,103
Discontinued operations:
Income from discontinued operations	—	8	—	98
Gain on disposition of assets	—	—	—	590
Income from discontinued operations	—	8	—	688
(Loss) income before gain on disposition of assets	(12,156)	4,171	45,081	24,791
Gain on disposition of assets	13,144	2,130	52,365	68,421
Net income attributable to common stockholders	$988	$6,301	$97,446	$93,212
Net income per share of common stock—basic:
Continuing operations	$—	$0.02	$0.21	$0.21
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders-basic	$—	$0.02	$0.21	$0.21
Net income per share of common stock—diluted:
Continuing operations	$—	$0.02	$0.21	$0.21
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders-diluted	$—	$0.02	$0.21	$0.21
Weighted average common shares outstanding:
Basic	482,529,814	440,636,238	469,217,776	432,222,953
Diluted	482,612,237	440,877,254	469,246,265	432,545,625

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SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31,
	2016	2015
Assets
Investments:
Real estate investments:
Land and improvements	$2,704,010	$2,710,888
Buildings and improvements	4,775,221	4,816,481
Total real estate investments	7,479,231	7,527,369
Less: accumulated depreciation	(940,005)	(860,954)
	6,539,226	6,666,415
Loans receivable, net	66,578	104,003
Intangible lease assets, net	470,276	526,718
Real estate assets under direct financing leases, net	36,005	44,324
Real estate assets held for sale, net	160,570	84,259
Net investments	7,272,655	7,425,719
Cash and cash equivalents	10,059	21,790
Deferred costs and other assets, net	140,917	179,180
Goodwill	254,340	264,350
Total assets	$7,677,971	$7,891,039

Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities	$86,000	$—
Term loan, net	418,471	322,902
Senior unsecured notes	295,112	—
Mortgages and notes payable, net	2,162,403	3,079,787
Convertible notes, net	702,642	690,098
Total debt, net	3,664,628	4,092,787
Intangible lease liabilities, net	182,320	193,903
Accounts payable, accrued expenses and other liabilities	148,915	142,475
Total liabilities	3,995,863	4,429,165
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 750,000,000 shares authorized: 483,624,120 shares and 441,819,964 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	4,836	4,418
Capital in excess of par value	5,177,086	4,721,323
Accumulated deficit	(1,499,814)	(1,262,839)
Accumulated other comprehensive loss	—	(1,028)
Total stockholders’ equity	3,682,108	3,461,874
Total liabilities and stockholders’ equity	$7,677,971	$7,891,039

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SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)

FFO and AFFO

	Three Months Ended December 31, 2016		Years Ended December 31,
	2016	2015	2016	2015

Net Income Attributable to Common Stockholders (1)	$988	$6,301	$97,446	$93,212
Add/(less):
Portfolio depreciation and amortization
Continuing operations	67,909	65,079	261,799	260,257
Portfolio impairments
Continuing operations	46,379	13,691	88,072	70,197
Discontinued operations	—	—	—	34
Realized Gains on Sales of Real Estate (2)	(13,144)	(2,130)	(52,365)	(69,014)
Total adjustments	101,144	76,640	297,506	261,474

FFO	$102,132	$82,941	$394,952	$354,686
Add/(less):
Loss (Gain) on debt extinguishment	93	5,651	(233)	3,162
Discontinued operations	—	—	—	—
Restructuring charges	615	6,956	6,341	7,056
Other non-routine costs in G&A associated with headquarter relocation	187	—	3,629	—
Real estate acquisition costs	1,137	617	3,229	2,739
Non-cash interest expense	5,236	2,723	15,380	10,367
Accrued interest and fees on defaulted loans	788	2,237	4,740	7,649
Swap termination costs (Included in G&A)	—	—	1,724	—
Non-cash revenues	(10,180)	(4,983)	(26,333)	(20,930)
Non-cash compensation expense	2,381	2,564	9,570	13,321
Total adjustments to FFO	257	15,765	18,047	23,364

AFFO	$102,389	$98,706	$412,999	$378,050

Dividends declared to common stockholders	$87,040	$77,315	$333,180	$298,531
Dividends declared as percent of AFFO	85%	78%	81%	79%
Net income (loss) per share of common stock
Basic (4)	$—	$0.02	$0.21	$0.21
Diluted (3) (4)	$—	$0.02	$0.21	$0.21
FFO per share of common stock
Diluted (3) (4)	$0.21	$0.19	$0.84	$0.82
AFFO per share of common stock
Diluted (3) (4)	$0.21	$0.22	$0.88	$0.87
Weighted average shares of common stock outstanding:
Basic	482,529,814	440,636,238	469,217,776	432,222,953
Diluted (3)	482,612,237	440,877,254	469,246,265	432,545,625
(1)   For the year ended December 31, 2016, Net Income Attributable to Common Stockholders includes compensation for lost rent received from the Haggen Holdings, LLC settlement for 6 rejected stores as follows (in millions):

Contractual rent from date of rejection through either sale or December 31, 2016	$1.3
Three months of prepaid rent for the 3 stores subsequently sold	0.5
Total included in AFFO	$1.8
(2) Includes amounts related to discontinued operations.
(3) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(4)  For the three months ended December 31, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.2 million and $0.1 million, respectively, and for the years ended December 31, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.6 million and $0.7 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.

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